UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ismail Dawood as Chief Financial Officer

Santander Consumer USA Holdings Inc. (the “Company”) announced the appointment of Ismail Dawood as Chief Financial Officer of the Company effective December 16, 2015. Jennifer Davis, the Company’s Interim Chief Financial Officer since July 2015, will continue to serve as Deputy Chief Financial Officer.

Prior to joining the Company, Mr. Dawood, age 43, served as Executive Vice President and Chief Financial Officer of the Investment Services division of The Bank of New York Mellon Corporation (“BNY Mellon”) since April 2013, as Executive Vice President and Director of Investor Relations and Financial Planning and Analysis of BNY Mellon from June 2009 to March 2013 and as Senior Vice President and Global Head of Corporate Development and Strategy of BNY Mellon from November 2006 to May 2009. He also served in various senior roles at Wachovia Corporation, where he was employed from 1994 to 2006, including Managing Director of Structured Treasury Activities and Managing Director of Corporate Development. Mr. Dawood holds a master’s degree in business administration from the Wharton School of Business and a B.S. in finance from St. John’s University, Jamaica (Queens), New York. Mr. Dawood is a Chartered Financial Analyst, and is a member of the boards of directors of Promontory Interfinancial Network and Leadership Pittsburgh.

In connection with the commencement of his employment, Mr. Dawood entered into a Letter Agreement with the Company, which sets forth the terms and conditions of Mr. Dawood’s employment with the Company. Under the Letter Agreement, Mr. Dawood’s initial annual base salary will be $650,000. Mr. Dawood will also be eligible to receive (1) an annual bonus, with a target annual bonus opportunity of at least 110% of his base salary, and (2) an annual RSU grant, with an initial target equity award grant value of at least $330,000 (the “Initial Annual RSU Award”). Under the Letter Agreement, Mr. Dawood’s annual bonus in respect of 2016 will not be less than $715,000 and Mr. Dawood’s annual RSU grant in 2016 will have a grant date value of at least $330,000. Mr. Dawood’s annual bonus will be paid in a combination of cash (including deferred cash) and restricted stock units (“RSUs”).

Under the Letter Agreement, Mr. Dawood will also receive the following: (A) on or before the first regular payroll date in March 2016, a one-time cash payment of $1,221,555.37 (the “Cash Sign-On Bonus”), (B) on or about Mr. Dawood’s start date, a one-time award of 85,367 RSUs (the “Sign-On RSU Award”), with such RSU award subject to vesting in equal amounts on the first, second and third anniversaries of the grant date of such award, (C) an annual long-term incentive award based upon the performance of Banco Santander, S.A. (“Santander”), with a value of up to 15% of Mr. Dawood’s target annual bonus amount for the applicable year (initially, $107,250), granted in the form of RSUs which will vest in equal amounts on the first, second and third anniversaries of the grant date of such award, subject to continued service and certain conditions related to the performance of Santander. In addition, Mr. Dawood will be entitled to participate in certain benefits and perquisites generally available to, and upon the terms generally applicable to, the Company’s senior executives, except that he will not receive any relocation benefits or a car allowance (however, in lieu of receiving relocation benefits, a car allowance, or certain other perquisites, Mr. Dawood will receive a lump sum cash amount equal to $250,000 on the first regular payroll date in March 2016).

Under the Letter Agreement, in the event that Mr. Dawood’s employment is terminated other than for “Cause” or due to “Disability”, or if he is not hired within 30 days of his appointment as CFO or he resigns with “Good Reason” (in each case, as defined in the Letter Agreement), he will be entitled to receive to termination benefits, contingent on his execution of a release of claims, which include the following: (i) a lump sum payment equal to 225% of his annual base salary; (ii) full vesting of his Sign-On RSU Award; (iii) a lump sum payment equal to the Initial Annual RSU Award, the Sign-On RSU Award and the Cash Sign-On Bonus (but only to the extent that any such awards have not been granted or paid prior to the date of termination); and (iv) if elected, 12 months of company-paid healthcare coverage for Mr. Dawood and his eligible dependents.

The foregoing description is qualified by reference to the terms of the Letter Agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

2

A description of the components of compensation for the Company’s senior executives, the Company’s Senior Executive Annual Bonus Plan and the Company’s Omnibus Incentive Plan is set forth in the Company’s Definitive Proxy Statement on Schedule 14A, dated June 15, 2015, for the Company’s 2015 annual meeting of stockholders.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the appointment of Mr. Dawood is attached to this Current Report on Form 8-K as Exhibit 99.1. The information contained in the accompanying Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information contained in the press release shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Letter Agreement, by and between Santander Consumer USA Holdings Inc. and Ismail Dawood, dated December 1, 2015.

99.1	Press Release, dated December 7, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: December 7, 2015

	By:	/s/ Christopher Pfirrman
	Name:	Christopher Pfirrman
	Title:	Senior Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, by and between Santander Consumer USA Holdings Inc. and Ismail Dawood, dated December 1, 2015.

99.1	Press Release, dated December 7, 2015